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                            DUKE REALTY INVESTMENTS, INC.
                               (AN INDIANA CORPORATION)

                           DUKE REALTY LIMITED PARTNERSHIP
                           (AN INDIANA LIMITED PARTNERSHIP)

                                 6 3/4% NOTES DUE 2008

                                   TERMS AGREEMENT


                                                          Dated: May 27, 1998


To:  Duke Realty Investments, Inc.
     Duke Realty Limited Partnership

c/o  Duke Realty Investments, Inc.
     8888 Keystone Crossing, Suite 1150
     Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

     We understand that Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), proposes to issue and sell $100,000,000 aggregate principal amount of its unsecured debt securities (the "Debt Securities") (such Debt Securities being collectively hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase the Underwritten Securities (as defined in the Underwriting Agreement referred to below) at the purchase price set forth below.



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     The Underwritten Securities shall have the following terms:

Title of Securities:  6 3/4% Notes due 2008.
Currency:  U.S. Dollars.
Principal amount to be issued:  $100,000,000.
Current ratings: Moody's Investors Service, Inc.: Baa2; Standard & Poor's
     Corporation: BBB+.
Interest rate:  6 3/4%.
Interest payment dates:  Each May 30 and November 30.
Stated maturity date:  May 30, 2008.
Redemption provisions: The Underwritten Securities are redeemable at any time at a Make-Whole Amount equivalent to the higher of par or the future payment stream discounted at T+25.
Delayed Delivery Contracts:  Not authorized.
Initial public offering price:  99.907%, plus accrued interest, if any, or amortized original issue discount, if any, from the date of issuance. Purchase price: 99.257%, plus accrued interest, if any, or amortized original issue discount, if any, from the date of issuance (payable in same-day funds).
Other terms: The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture, dated as of May 27, 1998, between Duke Realty Limited Partnership and The First National Bank of Chicago.
Closing date and location:  June 2, 1998 at the offices of Rogers & Wells, 200
     Park Avenue, New York, New York 10166.

     All the provisions contained in the document attached as Annex A hereto entitled "Duke Realty Investments, Inc. and Duke Realty Limited Partnership -- Common Stock, Preferred Stock, Depositary Shares and Debt Securities Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.


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     Please accept this offer no later than ______ o'clock _____ (New York City time) on May 27, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                         Very truly yours,

                         MERRILL LYNCH & CO.
                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                   INCORPORATED



                         By:  -------------------------------------

                               Name:
                               Title:


CONFIRMED AND ACCEPTED:
as of the date first above written

DUKE REALTY INVESTMENTS, INC.

By:
    ------------------------------------
    Name:
    Title:

DUKE REALTY LIMITED PARTNERSHIP

By:  DUKE REALTY INVESTMENTS, INC.
     -----------------------------------
      General Partner

By:
   -------------------------------------
   Name:
   Title: